Exhibit 10.1

REPURCHASE AGREEMENT

This REPURCHASE AGREEMENT (this “Agreement”) is entered into as of July 30, 2023, by and among TriNet Group, Inc., a Delaware corporation (the “Company”), AGI-T, L.P., a Delaware limited partnership (“AGI-T”), and A-A SMA, L.P., a Delaware limited partnership (“A-A SMA” and, together with AGI-T, “Seller”).

RECITALS:

WHEREAS, the Company intends, but has not made any public announcement of such intention, to conduct a public self-tender offer for up to 5,981,308 shares of the Company’s common stock (the “Tender Offer Amount”), par value $0.000025 per share (the “Shares”), at a purchase price per Share of $107.00, pursuant to the terms and conditions set forth in the Offer to Purchase substantially in the form attached hereto as Annex I (the “Offer to Purchase”), as such terms and conditions may be amended from time to time (the “Tender Offer”);

WHEREAS, as of the date hereof, Seller beneficially owns 21,450,259 Shares, representing approximately 36% of the outstanding Shares (the “Seller Owned Shares”);

WHEREAS, on the terms and subject to the conditions of this Agreement, the Company desires to repurchase for cash 3,364,486 Seller Owned Shares from Seller (the “Base Seller Shares”) (which, assuming that the terms and conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed, would represent approximately 5.6% of the Company’s outstanding Shares as of the date hereof), as such number may be increased in accordance with Section 1.1 of this Agreement (the “Seller Shares”), and Seller desires to have repurchased by the Company such Seller Shares for the consideration set forth below; and

WHEREAS, such repurchase will be pro rata between AGI-T and A-A SMA based on their respective percentage ownership of the Seller Owned Shares as of the date hereof.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Seller hereby agree as follows:

Article I

REPURCHASE OF THE SHARES

1.1          Repurchase.          At the Closing (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer, convey, assign and deliver to the Company, and the Company will purchase, acquire and accept from Seller, the Seller Shares at the purchase price paid by the Company for each Share pursuant to the Tender Offer (the “Purchase Price”), in each case, in accordance with applicable law, free and clear of any and all liens. Notwithstanding the foregoing, if the Tender Offer is undersubscribed such that the number of Shares properly tendered and not properly withdrawn pursuant to the Tender Offer is less than the Tender Offer Amount but at least 3,644,859 Shares are properly tendered and not properly withdrawn pursuant to the Tender Offer, the Base Seller Shares to be sold hereunder shall be increased by the difference between (i) the Tender Offer Amount and (ii) the number of Shares properly tendered and not properly withdrawn pursuant to the Tender Offer (the “Increase”); provided that (x) the prior written consent of the Seller (the “Consent”) in its sole discretion shall be required to the extent that the Increase would cause Seller to beneficially own less than 33% of the outstanding Shares (on a fully diluted basis) immediately following the completion of the Closing (as defined below) and, on the business day immediately following the expiration date of the Tender Offer (or, if any request for such Consent is made earlier by the Company, no more than two business days following such request), Seller shall either provide to the Company the Consent or advise the Company that it has determined not to provide the Consent and (y) in no event shall the Increase cause Seller to beneficially own less than 30% of the outstanding Shares (on a fully diluted basis) immediately following the completion of the Closing; and provided further that if the Company decides to exercise the Two Percent Upsize Option (as defined in the Offer to Purchase), Seller agrees to proportionally increase the number of Seller Shares, up to an additional 429,005 Seller Shares in the event the full Two Percent Upsize Option is exercised, so as to continue to beneficially own approximately 36% of the outstanding Shares immediately following the completion of the Closing.

1.2          Closing. The closing of the repurchase of the Seller Shares under this Agreement (the “Closing”) shall take place on the eleventh business day following the expiration date of the Tender Offer at the offices of Freshfields Bruckhaus Deringer US LLP, 855 Main Street, Redwood City, CA 94063. At the Closing, (i) Seller shall deliver to the Company, as applicable, (A) the certificate(s), if any, representing the Seller Shares being purchased hereunder duly endorsed for transfer or accompanied by an appropriate stock transfer instrument duly executed in blank or, (B) if held in book-entry form, an “agent’s message” (or other evidence) regarding the book-entry transfer of the Seller Shares to the Company and (ii) the Company shall (a) pay to Seller, by Federal Funds wire transfer to the account specified in writing by Seller, an amount equal to the product of (x) the Purchase Price and (y) the number of Seller Shares, net of any applicable withholding taxes and without interest, and (b) to the extent Seller delivers to the Company certificate(s) representing a number of Seller Owned Shares in excess of the Seller Shares, deliver to Seller duly issued new certificate(s) representing a number of Shares equal to the difference between the number of Shares represented by the Company certificate(s) and the Seller Shares sold hereunder.

1.3          Transfer Taxes. The Company will pay any stock transfer taxes imposed on the repurchase of the Seller Shares (“Transfer Taxes”) other than any Transfer Taxes imposed as a result of a transfer to a person other than the registered holder of the Seller Shares.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Seller as follows, each of which shall survive the Closing:

2.1          Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with 59,681,266 Shares outstanding as of the date hereof.

2.2          Authorization. The Company has the full legal right, corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.3          No Violation. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, in each case as amended to the date hereof (the “Organizational Documents”); (ii) violate any provision of any statute, law, code, ordinance, treaty, policy, judgment, order, injunction, decree, rule, consent, writ, determination, arbitration award, rule or regulation (collectively, “Laws”) of or by any federal, state, foreign or other governmental or public body, agency or authority, or subdivision thereof, instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (collectively, “Governmental or Regulatory Entity”), applicable to the Company or any of its properties or assets; or (iii) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, result in the creation of a lien upon the assets of the Company under, or accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed of trust, license, agreement or instrument to which the Company is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (ii) and (iii) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated hereby.

2.4          Approvals or Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated hereby or the performance by the Company of its obligations hereunder, except for those that have been obtained.

2.5          No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its subsidiaries or with respect to any other information provided by or on behalf of the Company.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents to the Company as follows, each of which shall survive the Closing:

3.1          Organization. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

3.2          Ownership of Seller Owned Shares. Seller is the beneficial and sole record owner of the Seller Owned Shares. There are no (i) securities convertible into or exchangeable for any of the Seller Owned Shares; (ii) options, warrants or other rights to purchase or subscribe for any of the Seller Owned Shares; or (iii) contracts, commitments, agreements, understandings or arrangements of any kind (contingent or otherwise) relating to the issuance, sale or transfer of any of the Seller Owned Shares, other than (i) the Stockholder Agreement, dated as of December 21, 2016, by and between the Company and Seller, as amended by Amendment No. 1 to Stockholder Agreement, dated as of February 13, 2023 (the “Stockholder Agreement”), and (ii) the Registration Rights Agreement, dated February 1, 2017, by and between the Company and Seller.

3.3          Title. Seller has, and the Company will receive, good and marketable title to the Seller Shares, free and clear of any and all liens, security interests, mortgages, rights of first refusal, agreements, limitation on voting rights, restrictions, levies, claims, pledges, equities, options, contracts, assessments, conditional sale agreements, charges and other encumbrances or interests of any nature whatsoever, including, without limitation, voting trusts or agreements or proxies.

3.4          Authorization. Seller has the full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller. This Agreement constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

3.5          No Violation. The execution, delivery and performance by Seller of this Agreement does not, and the consummation by Seller of the transactions contemplated hereby will not, (i) violate or conflict with any provision of Seller’s organizational documents, in each case as amended to the date hereof; (ii) violate any provision of any Laws of or by any Governmental or Regulatory Entity applicable to Seller or any of its properties or assets; or (iii) violate, conflict with, result in a breach of or the loss of any benefit under, constitute (with due notice or lapse of time or both) a default under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, any of the terms, conditions or provisions of any contract, note, bond, lease, loan agreement, mortgage, security agreement, indenture, deed or trust, license, agreement or instrument to which Seller is a party or by which it is bound or to which any of its properties, assets or business is subject, except with respect to clauses (ii) and (iii) for such violations, conflicts or breaches that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of the Seller to consummate the transactions contemplated hereby.

3.6          Approvals and Consents. No consents, authorizations, waivers or approvals are required in connection with the execution and delivery of this Agreement by Seller, the consummation of the transactions contemplated hereby or the performance by Seller of its obligations hereunder, except for those that have been obtained.

3.7          Absence of Litigation. There is no Action (as defined below) pending against or, to the knowledge of Seller, threatened against, or any judgment, order, injunction or decree imposed upon, Seller or any of its affiliates before (or, in the case of threatened Actions, would be before) or by, or any settlement agreement or other similar written agreement with, any Governmental or Regulatory Entity that would reasonably be expected to prevent or materially impair or delay the performance of this Agreement or the consummation of the repurchase pursuant to this Agreement. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental or Regulatory Entity, in law or in equity.

3.8          Information Concerning the Company. Seller acknowledges that the Company may be in possession of material non-public information about the Company and its subsidiaries not known to Seller and hereby waives any and all claims and causes of action now or hereafter arising against the Company based upon or relating to any alleged non-disclosure of such information and further covenants not to assert any claims against or to sue the Company or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its offer and sale of the Seller Shares pursuant to this Agreement arising out of, based upon or in connection with any alleged non-disclosure of such information. It is understood and agreed that neither the Company nor Seller makes any representation or warranty to the other whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or any of its subsidiaries, or with respect to the value of the Seller Shares.

3.9          Investigation. Seller has independently investigated and evaluated the value of the Shares and the financial condition and affairs of the Company. Based upon its independent analysis, Seller reached its own business decision to effect the sale of the Seller Owned Shares.

3.10        Investment Experience. Seller is sophisticated and capable of understanding and appreciating, and does understand and appreciate, that future events may occur that could increase the price of the Shares, and that Seller will be deprived of the opportunity to participate in any gain that might have resulted if Seller had not transferred the Seller Owned Shares to the Company hereunder.

3.11        No Manipulation. Seller has not taken, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, under the Securities Exchange Act of 1934, as amended, or otherwise, stabilization or manipulation of the price of any security of the Company in connection with the sale of the Seller Owned Shares.

3.12        No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither Seller nor any other person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller or any of its affiliates or with respect to any other information provided by or on behalf of Seller.

3.13        No Brokers or Finders. Seller has not retained, employed or used any broker or finder that is entitled to any fee or commission from the Company or any of its subsidiaries in connection with the transactions provided for herein or in connection with the negotiation thereof.

Article IV

CONDITIONS TO THE COMPANY’S OBLIGATIONS

4.1          Conditions to the Company’s Obligations. The obligations of the Company under Section 1.2 to purchase the Seller Shares from Seller are subject to fulfillment as of the Closing of each of the following conditions in all material respects unless waived by the Company in accordance with Section 7.7:

(a)          Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct as of the date of this Agreement and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)          Performance. Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c)          Deliveries. Seller shall have delivered to the Company all of the Company certificate(s) representing the Seller Shares, if any, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer of the Seller Shares; and a completed and executed original copy of Internal Revenue Service (the “IRS”) Form W-9.

(d)          Tender Offer. The Tender Offer shall have expired and the Company shall have purchased Shares in the Tender Offer in accordance with the terms thereof.

(e)          Further Assurances. No Governmental or Regulatory Entity shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a violation of any applicable Law, which notification or advice shall not have been withdrawn after the exhaustion of the Company’s good faith efforts to cause such withdrawal.

Article V

CONDITIONS TO SELLER’S OBLIGATIONS

5.1          Conditions to Seller’s Obligations. The obligations of Seller under Section 1.2 to sell the Seller Shares are subject to fulfillment as of the Closing of each of the following conditions in all material respects unless waived by Seller in accordance with Section 7.7:

(a)          Representations and Warranties. The representations and warranties of the Company contained in Article II of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

(b)          Performance. The Company shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

(c)          Tender Offer. The Tender Offer shall have expired and the Company shall have purchased Shares in the Tender Offer in accordance with the terms thereof without any material modification to the terms and conditions (as set forth on Annex I) that is adverse to Seller, in each case made after the date hereof.

(d)          Purchase Price. The Purchase Price per Share shall be no less than $107.00.

(e)          Further Assurances. No Governmental or Regulatory Entity shall have advised or notified Seller that the consummation of the transactions contemplated hereunder would constitute a violation of any Law, which notification or advice shall not have been withdrawn after the exhaustion of Seller’s good faith efforts to cause such withdrawal.

Article VI

COVENANTS

6.1          No Purchase of Shares. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, Seller agrees that it will not, directly or indirectly, purchase any Shares; provided that, for the avoidance of doubt, from and after the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, nothing in this Agreement shall prohibit the Seller from any purchase of Shares, subject to the terms of the Stockholder Agreement.

6.2          No Sale of Shares. Except as pursuant hereto, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, Seller agrees that it will not, directly or indirectly, sell any Seller Owned Shares; provided that, for the avoidance of doubt, from and after the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1, nothing in this Agreement shall prohibit the Seller from any sale or transfer of Seller Owned Shares, subject to the terms of the Stockholder Agreement.

Article VII

MISCELLANEOUS

7.1          Termination. This Agreement shall terminate if the purchase of Shares by the Company pursuant to the Tender Offer is not consummated by September 30, 2023 or upon a termination (including expiration) of the Tender Offer pursuant to which the Company did not purchase any Shares; provided that, with the prior written consent of Seller in its sole discretion, such termination date may be extended to October 31, 2023. Upon termination of this Agreement pursuant to this Section 7.1, none of the parties hereto shall have any liability hereunder except to the extent of any damages resulting from a knowing and intentional breach of this Agreement during its term.

7.2          Expenses. The Company and Seller shall each bear their own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

7.3          Withholding. Seller shall indemnify the Company against any and all taxes (and any and all related losses, claims, liabilities, penalties, interest, and expenses) incurred by or asserted against the Company by the IRS or any other Governmental or Regulatory Entity as a result of the failure to deduct and withhold the proper amount of tax from the Purchase Price for any reason, including, without limitation, the treatment of all or any portion of the Purchase Price as a distribution under Sections 302(d) and 301 of the Internal Revenue Code of 1986, as amended.

7.4          Further Assurance. From time to time, at the Company’s request and without further consideration, Seller will execute and deliver to the Company such documents and take such other action as the Company may reasonably request in order to consummate the repurchase of the Seller Shares contemplated hereby. From time to time, at Seller’s request and without further consideration, the Company will execute and deliver to Seller such documents and take such other action as Seller may reasonably request in order to consummate such repurchase.

7.5          Specific Performance. Nothing herein shall be construed to prevent the Company or Seller from enforcing, by legal action or otherwise, the terms of this Agreement. The Company and Seller hereby declare that it is impossible to measure in money the damages which will accrue to either party or to such party’s successors or permitted assignees by reason of a failure to perform any of the obligations under this Agreement and agree that either party or its successors or permitted assignees shall be entitled to a decree of specific performance of the terms of this Agreement, which right will be in addition to any other remedies available to such party or its successors or permitted assignees. If the Company or Seller or such party’s successors or permitted assignees institute any action or proceeding to specifically enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or its successors or permitted assignees has an adequate remedy at law, and such party or its successors or permitted assignees shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

7.6          No Third-Party Beneficiaries; No Recourse. This Agreement is for the sole benefit of the Company and Seller and their respective successors and permitted assignees and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not provide to the Company, and the Company shall not enter into any agreement that provides to any third party, any recourse to (a) any former, current or future officer, director, agent, general or limited partner, member, manager, shareholder, principal, partner, employee or affiliate of the Seller or any former, current of future officer, director, agent, general or limited partner, member, manager, shareholder, principal, partner, employee or affiliate of any of the foregoing, and no judgment relating to the payment or other obligations of the Seller under this Agreement, or any part thereof or for any claim based thereon or related thereto, shall be obtainable by any third party against the Seller or any direct or indirect member, partner, shareholder, incorporator, principal, partner, employee or affiliate, past, present or future, thereof.

7.7          Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party upon any breach or default of the other party hereto shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

7.8          Notices. All notices and other communications required hereunder shall be in writing and delivered personally, electronically, or by a recognized next-day courier service or mailed by registered or certified mail. All such notices and communications shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)            if to the Company, to:

TriNet Group, Inc.

One Park Place, Suite 600

Dublin, California 94568

Attention: Samantha Wellington

Executive Vice President, Business Affairs, Chief Legal Officer and Secretary

Email: samantha.wellington@trinet.com

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

855 Main Street

Redwood City, California 94063

Attention: Sarah K. Solum

Email: sarah.solum@freshfields.com

(b)            if to Seller, to:

Atairos Management, L.P.

620 Fifth Avenue

New York, New York 10020

Attention: David L. Caplan

Partner & General Counsel

Email: d.caplan@atairos.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Anthony F. Vernace

Email: AVernace@stblaw.com

7.9          Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties with respect thereto, other than the Investment Agreement, which remains in effect in accordance with its terms. This Agreement may be amended only by a written instrument duly signed by the Company and Seller.

7.10          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and Seller and their respective successors and permitted assignees.

7.11          Assignment. Neither the Company nor Seller shall transfer or assign this Agreement or any of its rights, interests, or obligations hereunder, in whole or in part, whether voluntarily, by operation of law or otherwise, without the prior written approval of the other party.

7.12          Headings. The article and section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.

7.13          Severability. The invalidity of any term or terms of this Agreement will not affect any other term of this Agreement, which will remain in full force and effect.

7.14          Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

7.15          Counterparts. This Agreement may be executed simultaneously in counterparts, both of which shall be deemed an original, but all counterparts so executed will constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.

TRINET GROUP, INC.

By:	/s/ Burton M. Goldfield
Name: Burton M. Goldfield
Title: President & Chief Executive Officer

AGI-T, L.P.

By:	A-T Holdings GP, LLC, its general partner

By:	Atairos Group, Inc., its sole member and manager

By:	/s/ David Caplan
Name: David Caplan
Title: Authorized Signatory

A-A SMA, L.P.

By: A-A SMA GP, LLC, its general partner

By: ATAIROS GROUP, INC., its sole member and manager

By:	/s/ David Caplan
Name: David Caplan
Title: Authorized Signatory

Atairos Group, Inc

By:	/s/ David Caplan
Name: David Caplan
Title: Authorized Signatory

Atairos Management, L.P.

By:	Atairos Family GP, Inc., its general partner

By:	/s/ David Caplan
Name: David Caplan
Title: Authorized Signatory

ANNEX I

[Intentionally Omitted]